Exhibit 10.54
[Asyst Technologies, Inc. letterhead]
October 4, 2002
Paula Lu Priore
57804 Owen
Chapel Hill, NC 27517
Dear Paula,
Asyst is pleased to extend a formal offer to you to join our company as Vice President/ General Manager, Connectivity Solutions, reporting to Stephen Schwartz, President & Chief Executive Officer.
As Vice President/General Manager, Connectivity Solutions you would be responsible for performing the key events/responsibilities outlined in the attached job description. In addition, you would be required to perform other job-related duties as assigned by your manager.
During your employment with Asyst, you would be expected to establish and maintain a professional, cordial relationship with co-workers, management, suppliers and customers. You would be expected to learn the requirements of the position and demonstrate the ability to meet satisfactory performance for this position. You would also be expected to actively participate in Asyst’s quality improvement processes.
This is an exempt position, and your salary would be $7,692.31 per pay period (26 pay periods per year), which calculates to $200,000.00 on an annualized basis, with a performance appraisal April 1, 2003. Based on the 7% salary redaction in effect for all Vice Presidents of the company, your reduced salary will be $7,153.86 per pay period (26 pay periods per year), which calculates to $186,000.00 on an annualized basis. Your date of hire would be determined upon acceptance of this offer.
Upon approval of the plan, you will be eligible to participate in an annualized performance-based bonus program for Fiscal Year 2003, which will have a targeted payout of 50% of your base salary at 100% achievement of company and individual objectives. The bonus plan will be structured in such a way that should you exceed plan, your bonus payout will be greater than the targeted bonus noted above. For the first three (3) years of employment, you will receive a guaranteed bonus of no less than $70,000.00 each year.

Paula Lu Priore
September 30, 2002

Additionally, Asyst offers you an option to purchase 50,000 shares of Company stock. This option will begin vesting six (6) months after your date of hire , and will continue vesting at a rate of 1/42 per month of employment with the Company, for forty-two (42) months, such that at the end of forty-eight (48) months of continuous employment, the option shall become fully exercisable. However, the option, the vesting schedule and the price per share of this option are subject to final approval by the Board of Directors. As part of the Annual Stock Option Incentive Program (typically in May/June), you will be granted 40,000 options for Fiscal Year 2004.
In addition, you would be offered permanent relocation assistance according to the policy detailed below. Asyst will also pay for any other relocation costs not listed below, as agreed upon between yourself and Stephen Schwartz.
•	Relocation: If you accept this assignment, it is understood that you would relocate, and Asyst would pay one-way airline tickets for you, your spouse and children (if appropriate). Asyst would also pay for one additional round trip. For actual moving expenses, Asyst would pay for relocation of your household goods and 60 days of storage if required. These expenses will be included as non-taxable earnings on your W-2. Moving expenses are limited to moving household goods and personal items. Our relocation policy is attached.

If, for any reason, your employment voluntarily terminates within the first year after the relocation, you would be required to reimburse Asyst 50% of all relocation expenses.

•	Temporary Living: If you accept permanent relocation, Asyst would pay all expenses for living accommodations and meals as outlined in Travel Policy #519, for up to twelve (12) months or until you establish residence (whichever occurs first). During this time, the company will generally pay for storage & insurance of household goods. It is understood that living accommodations would include your spouse and children, but all other living expenses during this period of time would apply only to the employee. Asyst will “gross up” any temporary living expenses associated with your relocation to cover any federal and state taxes related to the temporary living expenses in the employees W-2.

•	Closing Costs: Asyst will reimburse you for the closing costs on the sale of your home in North Carolina, as well as the closing costs for the purchase of a home in the Bay Area. Documentation of these fees will be required for reimbursement and will be considered as taxable income. Should you voluntarily terminate your employment within the first two years, you will be responsible for repaying 100% of this amount to the Company.

Paula Lu Priore
September 30, 2002

Asyst offers a very competitive benefits package, which would be effective as of your date of hire. A brief summary of those benefits is attached for your review. Please note that if an employee requests medical and dental coverage, the employee is required to pay approximately 5% of the employee premium, and if covering dependents, the employee is required to pay approximately 15% of the dependent premium. Also, there is a 401K Plan available to employees interested in tax-deferred income and investment options. The next sign-up period for the 401K Plan is in the month of March, 2003. It is understood that all benefits are subject to change without notification.
In order to protect our mutual employment rights, employment with Asyst is “at will”. It is not for a specific term and can be terminated by yourself or by the Company at any time for any reason, with or without cause. Any contrary representations which may have been made or which may be made to you are superseded by this offer.
This offer is conditioned upon execution by you of the enclosed Proprietary Information Agreement. You also must be able to provide appropriate identification establishing your right to work within the United States. This offer is contingent upon satisfactory background and reference checks. If you accept this offer, the terms described in this letter shall be the terms of your employment. Any additions or modifications of these terms would have to be in writing and signed by yourself, your immediate manager, and the Vice President of Human Resources.
Paula, we hope you will give our offer positive consideration, and we look forward to having you as part of our team. If there are any questions or concerns, please contact myself or Dorothy Jones, Sr. Director of Human Resources.
Sincerely,

/s/ Stephen S. Schwartz Stephen S. Schwartz	/s/ Dorothy Jones Dorothy Jones
President and CEO	Sr. Director, Human Resources
Agreed and Accepted:

/s/ Paula Lu Priore Paula Lu Priore	10/7/02 Today’s Date

10/28/02 Date of Hire